Exhibit 99.1

October 2, 2014

Dear Shareholder:

As you may know, earlier this year, Gas Natural removed Richard M. Osborne as its Chief Executive Officer and the Chairman of its Board of Directors. He is no longer employed by the Company, and he is no longer a member of its Board of Directors.

He is very unhappy with his removal from the Company. He has filed lawsuits against the Company, its Board of Directors and its outside legal counsel. He has assaulted and threatened Board members and management. He has also made wild and inflammatory accusations in letters sent to shareholders, which you may have received. I am writing to you today in response to the questions some of you have posed after receiving Richard Osborne’s recent letters.

We regret that this has occurred. But Richard Osborne’s bizarre and offensive conduct illustrates why the Company took the action it did to remove him. We want you to know that the Company has responded to his misconduct through appropriate legal and regulatory means and will continue to do so. The Company will also pursue compensation for any harm he causes.

In the meantime, Gas Natural has entered a promising new era, with a strong, capable leadership team including a new President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer and Chief Compliance Officer. The entire management team is committed to improving the operations and success of the Company. We are seeking to transform the Company’s culture to embrace greater openness and accountability. We are strengthening our relationship with regulators which had too often become adversarial. And we are building on the real strengths of the Company to increase our customer base, our profitability and shareholder value.

This is an exciting time at Gas Natural — transformative change is permeating our entire organization. Thank you for your continued support as we implement the changes that are necessary to allow the Company to realize its full potential.

With best regards,

Gene Argo

Chairman of the Board of Gas Natural Inc.